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APRIA HEALTHCARE GROUP INC.

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June 19, 2008
Dear Apria and Coram Employees,
Today is a very exciting day in the home healthcare industry. In announcing that The Blackstone Group plans to acquire Apria Healthcare, including all of its operating divisions, we will be creating the leading privately-held company in the industry.
The Blackstone Group was founded in 1985, is publicly traded on the New York Stock Exchange (NYSE:BX) and is a leading global investment firm. It is not an operating company. In fact, it owns eight other healthcare companies today, from health insurance to pharmaceuticals to for-profit hospital systems. It does not own a home healthcare services business today, so there are no overlapping branches or pharmacies with Apria’s and Coram’s existing footprint. Apria, including its various operating divisions, will become its flagship holding in this area of healthcare.
Blackstone seeks companies that are leaders in their field which are stable and have strong positions for future growth and success. The firm felt that Apria’s leadership position in the three primary homecare segments and the company’s long-term strategies were compatible with its own vision of the long-term future of healthcare in America.
I am sure you have a lot of questions about how this transaction will affect you. The good news is that over the near term, field branch and pharmacy operations will be minimally impacted. Over the longer term, our affiliation with Blackstone provides much broader financial flexibility to make long-term decisions versus those forced by the public markets.
To help keep you abreast of news and updates, we have developed a variety of communication channels to keep you as informed as possible. You can continue to submit questions to the two email boxes coramquestions@coram.com and coramquestions@apria.com. We have prepared an initial set of Frequently Asked Questions (FAQs) and I am attaching a copy of the public press release, issued today, to this email. In the next few weeks, we’ll be operating in what is known as a “quiet period” where the transaction undergoes review by the government. You may recall the same applied to the Coram acquisition in 2007. This is normal for all public companies when they announce a major acquisition.
We are very excited about the opportunities that are inherent in the Blackstone investment, and believe that over time, this will make Apria an even stronger company. I look forward to sharing more news about the acquisition in the coming weeks.

Sincerely,

Larry M. Higby
Chief Executive Officer

The Blackstone Group Acquisition of
Apria Healthcare Group Inc.
Frequently Asked Questions (FAQs) for
Apria/Coram Employees
Issue 1, June 19, 2008
Introduction
As you know from our Coram acquisition in December 2007, Apria’s senior management team’s philosophy is to be as transparent as possible about major financial transactions in which we engage, and we will provide as many answers to your questions as we can. However, please understand that given the recent nature of the announcement, and the fact that as public companies, both Apria and The Blackstone Group must comply with regulations of the Securities and Exchange Commission (SEC), we may not have all the answers at this time.
Just as with the Coram transaction, after today’s public announcement, we will enter what is called a “quiet period,” which will continue until the expected closing of the transaction in a few months. Therefore, we may not be able to answer all of your questions. We are, however, committed to answering all questions as soon as possible and as more information becomes available.
Important Highlights
1.	The transaction represents a strategic opportunity for both Apria and The Blackstone Group.

2.	Together with Blackstone, we remain committed to clinical excellence, a strong customer focus and being our customers’ first-choice for all their homecare needs. Blackstone is a long-term investor with a focus on building and sustaining great business franchises.

3.	The Apria and Coram names, branding strategies and general infrastructure will remain intact.

4.	Both The Blackstone Group and Apria recognize that the 12,000 employees employed at Apria/Coram represent the strength of our healthcare service organization.

5.	The health and welfare benefits program in place today will remain intact through 2008, when, as previously announced, Apria’s plan is to consolidate the Apria and Coram health and welfare benefits programs into a single platform for 2009.

6.	Since The Blackstone Group is an investment firm that is taking Apria private, the transaction is different from the Coram transaction in several ways, including the fact that we are not merging operations with a competitor, so there are no overlapping locations or jobs to integrate or combine.

7.	All Apria/Coram integration and synergy plans that are currently underway are expected to proceed as planned.

8.	The senior management team members of the corporate parent and the infusion division are committed to leading the company through the transaction and to future success.
The Transaction
Q: Tell me more about The Blackstone Group. I’m not familiar with the company.
The Blackstone Group was founded in 1985, is publicly traded on the New York Stock Exchange (NYSE:BX) and is a leading global alternative asset manager and provider of financial advisory services. Its alternative asset management businesses include the management of corporate private equity funds, real estate opportunity funds, funds of hedge funds, senior debt funds, proprietary hedge funds and closed-end mutual funds.
As of March 31, 2008, Blackstone’s corporate private equity funds have made significant equity investments in many different companies, including a number of healthcare-oriented organizations, which have included:
Alliant Insurance Operations, Inc. — one of the largest commercial insurance brokerage firms in the U.S.
Biomet — a leading orthopedic device and medical products company
Catalent Pharma Solutions — the leading provider of advanced technologies as well as development, manufacturing and packaging services for pharmaceutical, biotechnology and consumer health companies in nearly 100 countries
DJO, Inc. — a diversified rehabilitation and orthopedic devices company that develops, manufactures and distributes a comprehensive range of electrotherapy, traction and chiropractic devices, in addition to a broad line of orthopedic implants, used by orthopedic surgeons, physicians, therapists and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries
Emcure Pharmaceuticals — a mid-sized pharmaceutical business based in India
HealthMarkets — an underwriter and marketer of niche health and life insurance products
TeamHealth — the largest provider of outsourced physician staffing and administrative services to hospitals and other healthcare providers in the U.S.
Vanguard Health Systems — owns and operates acute care hospitals and complementary facilities. Since 1998, the company has acquired or developed 16 acute care hospitals with a

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total of 3,784 beds. In addition, the company owns a Medicaid health plan serving 94,600 members and a capitated health plan serving 47,600 members.
Southern Cross Healthcare — the fourth largest operator of care homes in the United Kingdom, with 8,164 beds and 385 specialists in 160 homes
Q: The press release refers to the transaction as both an acquisition and as a merger. Which is it?
The transaction is technically an acquisition of Apria Healthcare Group Inc. by an affiliate of The Blackstone Group. The acquisition includes both the Apria parent corporation and all of its subsidiaries and operating divisions, including Coram, Apria Pharmacy Network, Star Medical Rx and any businesses operating as a “Doing Business As, or DBA,” of Apria Healthcare.
It is a “friendly” transaction, which means that Blackstone worked with its advisors and Apria’s Board of Directors and its advisors to develop a proposal that is in the best interest of Apria’s shareholders and other constituents. It was not a “hostile takeover” as you may sometimes read about in the financial news. Blackstone, as a firm policy, is committed to investing strictly on a “friendly” basis.
Q: Why The Blackstone Group? Why is it interested in Apria and its businesses?
Apria is one of the nation’s largest, most financially stable, compliance-focused and patient-centered homecare providers with a proven record for quality. It is a market leader in home respiratory therapy, home infusion therapy/specialty pharmaceutical care and home medical equipment, and serves over 2 million patients annually in all 50 states.
In addition to the core home infusion therapy offering of our company, the Coram division brings Coram Rx, CTI Network Inc., Coram Wholesale, the blood products and specialty divisions to the table as well, which were very attractive to Blackstone as all of these represent fast-growing markets in the United States.
Blackstone invests in industry-leading companies that are leaders in their field that are stable and have strong positions for future growth and success. In particular, the investment by Blackstone will allow the Company to focus wholly on long-term growth, avoiding pressures from the public markets, including pressures to maximize short-term profitability at the expense of long-term growth. Examples of other healthcare companies owned by Blackstone are listed on page 2 of this FAQ and you will note that they are leaders in their field. Blackstone also invests in other industries, such as real estate, hospitality and manufacturing. Hilton Hotels and The Nielsen Group are two other companies owned by Blackstone with which you may be familiar.
Blackstone felt that Apria’s leadership position in the three primary homecare segments and the company’s long-term strategies were compatible with its own vision of the future of healthcare in America.

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Q: Will the names and logos of Apria and Coram change or remain the same?
The Apria and Coram names, logos and brand identities will remain the same. All marketing materials, ads, trade show booths, etc. may continue to be used as-is. More information about how the name should be presented on customer contracts, in presentations or on marketing materials, etc. will be issued in the future.
The names of the ancillary business units will also remain close to or the same as they are today (e.g., Apria Pharmacy Network, Star Medical Rx, CTI Network, Inc.). Any changes to the latter will be related more to our own Apria/Coram branding strategy and less to the acquisition by Blackstone.
Q: How will our organization change by being private instead of publicly-traded?
Apria and its various divisions, including infusion, will maintain their current geographic presence, including the regional structure and general infrastructure needed to support the field organization.
Private companies still have Boards of Directors, budgets to achieve and targets to meet. However, unlike public companies that have their stock subjected to the whims of public markets or government bodies’ policy announcements, private companies can generally manage their businesses with a focus on long-term growth opportunities and with a greater degree of flexibility. Several members of The Blackstone Group will join our Board of Directors, while existing members will retire from serving as Apria Board members.
Apria spends more than $1 million per year on legal, accounting, audit and other expenses related solely to being a publicly-traded company in the U.S. This is just one example of the cost of being public and how we can reduce our expenses by being private.
Given the additional resources that will be available to us as part of The Blackstone Group, we will be able to access additional contracts and services that were previously not available to us.
Q: Does The Blackstone Group own any other home healthcare company that would mean that we will combine our branches with theirs?
No, The Blackstone Group does not own any other home healthcare companies. Apria will be its flagship holding in this healthcare space. They have no other companies’ branches with which to merge ours. It should be business-as-usual at the branch level, and all plans currently underway to complete the integration of overlapping Apria/Coram pharmacies are expected to proceed.
Q: Will the Apria corporate office remain in Lake Forest?
Yes. The Blackstone Group is based in New York, but it is an investment company and the companies it owns are based all across the U.S. and the world.
Q: Will the Coram infusion division office remain in Denver?
Yes, a central office for the infusion division will continue to be located in Denver.

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Q: When will Apria officially be part of Blackstone?
There are several steps in the process:
1.	Per our announcement today, Apria and Blackstone have signed a merger agreement signaling the joint decision to move forward with the transaction. The independent members of the Apria Board of Directors unanimously approved the transaction.

2.	Antitrust approval under the Hart-Scott-Rodino Act must be received before this transaction can close. Additionally, we will be required to file a proxy with the Securities and Exchange Commission and hold a special stockholders’ meeting to approve the transaction.

3.	While the exact date of closing the transaction is uncertain at this early date, it is likely to close in the second half of 2008 and Apria and its divisions would become owned by Blackstone at that time.
Q: What will it mean to be a private company?
Day-to-day operations of the company will not change. However, as a private company, we will have greater flexibility to invest in longer-term initiatives that will grow the value of the company.
Whether public or private, a company like Apria has to demonstrate sales growth in order to raise capital. Sales growth enables businesses to invest in improvements to their information systems, employee training and development, capital expenditures such as new ambulatory oxygen and infusion pump technologies and pharmacy facilities. Our new owners will still expect us to develop a budget for 2009 and projections for the future. Results will continue to be reported daily, weekly, monthly to management and the new Board members, just as they are now.
Q: How can I learn more about Blackstone?
The Blackstone Group’s web site, www.blackstone.com, includes extensive background information on the company, its products, services, senior management team, investment holdings and more.
Benefits
Q: Will I be given credit for my years of service with Apria or Coram?
Yes. Your anniversary/service date remains the same.
Q: Will my benefits change (i.e.: 401(k), Medical, PTO, etc.)?
The health and welfare programs that are in place today will remain the same for the calendar year. Also as was previously announced, the company expects to develop one health and welfare benefit program for Apria’s and Coram’s combined 13,000+ employees which would take effect in Calendar Year 2009. At that time, all employees’ payroll would be processed on Apria’s SAP H/R system. The Human Resources Integration Work Group is continuing to work on all plans related to the evaluation and integration of H/R policies and transition to the SAP platform.

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Q: Will I keep my accrued/unused Paid Time Off (PTO) if I am a Coram-payrolled employee after the transaction closes? Will I keep my accrued/unused Vacation and Sick Time if I am an Apria-payrolled employee?
Yes, up to and after the transaction closes. Per the question immediately above, the health and welfare benefit programs for the two divisions are currently being evaluated to determine how best to transition to one fair program in 2009.
Q. Will the annual merit increase process continue as planned?
Yes, for both the RT/HME and the infusion division.
Management and Operations
Q: Am I still going to have a job after the transaction closes?
As indicated earlier, the entire Apria/Coram organization is being acquired by The Blackstone Group, and Blackstone does not have another home healthcare company it is aiming to combine with the Apria/Coram business. There are no overlapping branch or pharmacy operations, management structures or corporate offices to combine at this time.
You should remain focused on supporting your patients, customers and fellow employees through the period leading up to and after the closing of the transaction. It should be business-as-usual.
Q: What changes will we see at the executive management level?
As previously mentioned, Blackstone is an investment company, not an operating company, so Apria’s executive management team will continue to lead the operations of the business. The executive management team is delighted to be working with Blackstone, who understands our industry well. After the transaction closes, the senior management team at Apria and the Blackstone team will work together on many of the same goals and initiatives we work on today — high quality patient care, achieving our revenue growth goals, launching new business initiatives/programs and operating our business efficiently and ethically.
Apria is committed to keeping the lines of communication open about any changes in management or infrastructure.
Q. What changes will we see at the field/regional level?
Again because Apria/Coram is a stand-alone purchase by The Blackstone Group, we expect few structural changes. Regions, divisions and ancillary businesses will still be expected to grow their revenue, service their patients well, meet the needs of referral sources, expand managed care relationships and implement company initiatives. This is true for both RT/HME and infusion.

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Q: How will the transaction impact our billing/collection and infusion Patient Financial Services (PFS) centers?
As everyone is aware, collecting our cash is a critical component of our business. We have made great progress in this area and have momentum. The billing and collections functions of both the RT/HME and infusion businesses will continue to implement their initiatives in 2008 and 2009 to deliver the results built into the budgets.
Q: Will our current operations policies and procedures (P&Ps) change?
Operational policies and procedures will continue to be implemented under management’s direction. The clinical policies and procedures for infusion are currently being integrated, with great progress made by the infusion team members who are working on consolidating and posting the policies. Other purchasing, asset management and accounts receivable policies have either been revised or are in the process of being revised.
In other words, most operational policies and procedures will proceed forward and it should be business-as-usual at the local level for both RT/HME and infusion.
Impact on Patients and Referral Sources
Q: How will the transaction affect our patients?
The company’s patients will continue to receive outstanding care, advocacy and local support from branches and staff as they have in the past. Patient satisfaction measures, clinical outcomes and other performance improvement will all continue to be implemented as planned. It will be seamless continuation of care for patients in the home, visiting our infusion suites, or receiving mail-order specialty pharmaceuticals.
The company looks forward to being able to accelerate some ideas on cross-divisional synergies that would benefit patients, such as informing respiratory patients about home infusion therapies they may need or providing both infusion and RT/HME to hospice patients under contract. The Blackstone Group is interested in further investing in the company’s concept of offering additional services to our large existing patient base.
Q: How does the transaction affect referral sources?
It is expected that current referral sources, including physicians, hospital employees and insurance carriers, should not be affected in any way by Apria’s change of ownership. Apria’s objective is the same as Blackstone’s, which is to grow and expand our business and take care of patients.
Referral sources will feel no difference as it relates to a change in ownership. The Coram/Apria strategy to amend our existing managed care contracts by adding respiratory/HME to infusion contracts and vice versa will continue as planned.

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Q: What if I am currently negotiating a managed care contract? Does the Blackstone transaction impact the contract?
You need to proceed as usual, negotiating to the best of your ability and working with resources in sales and contract services. The managed care customers will understand that we are entering a quiet period where we cannot discuss the transaction very much as many of them have gone through mergers or acquisitions themselves.
Q: Who can I contact if I have questions?
Both Apria and Coram set up email boxes in conjunction with that transaction which you can still use today to send in your questions about the Blackstone transaction (coramquestions@coramhc.com and coramquestions@apria.com). Going forward, we will summarize new questions and issue the answers via email, broadcast voicemail and documents that can be posted on ApriaNET and mycoram.com. The individual identity of the employees who ask questions will be kept confidential. We encourage you to ask any and all questions and will be working closely with Blackstone’s team to provide you with information.
Q: What do you want me to do differently between now and the time the transaction closes?
Unless specifically informed otherwise, you need to focus on your job, your customers and providing the excellent service and patient care that our customers expect. Achieving our revenue growth and financial goals is very important whether we are public or private.
Q: How will the company keep everyone informed of unfolding events?
Consistent with the company’s communication philosophy, we will provide regular updates to all employees as additional information becomes available (through broadcast voicemail, email, and branch postings).
Apria will promptly file with the SEC a Current Report on Form 8-K, which will include the merger agreement and related documents. The proxy statement that Apria plans to file with the SEC and mail to its shareholders will contain information about Apria, Blackstone, the proposed merger and related matters. Shareholders are urged to read the proxy statement carefully when it is available, as it will contain important information that stockholders should consider before making a decision about the merger. In addition to receiving the proxy statement from Apria by mail, stockholders will also be able to obtain the proxy statement, as well as other filing containing information about Apria, without charge, from the SEC’s website (www.sec.gov) or, without charge, from Apria. This FAQ is neither a solicitation of proxy, an offer to purchase nor a solicitation of an offer to sell shares of Apria.
Apria and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Apria’s shareholders with respect to the proposed merger. Information regarding any interests that Apria’s executive officers and directors may have in the transaction will be set forth in the proxy statement.

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Forward-Looking Statements
This FAQ contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed acquisition of Apria by Blackstone and the risks and uncertainties related to the occurrence of future events. These forward-looking statements are based on management’s current expectations, assumptions, estimates and projections about the current economic environment, Apria and its industry. Certain factors that could cause actual events not to occur as expressed in the forward-looking statement include, but are not limited to, (i) the failure to obtain the necessary approval by Apria’s stockholders and, antitrust clearance in a timely manner or at all, and (ii) the satisfaction of various other closing conditions contained in the definitive merger agreement. Other potential risks and uncertainties are discussed in Apria’s reports and other documents filed with the SEC from time to time. Apria assumes no obligation to update the forward-looking information. Such forward-looking statements are based upon many estimates and assumptions and are inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of Apria’s management. Inclusion of such forward-looking statements herein should not be regarded as a representation by Apria that the statements will prove to be correct.
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